Exhibit 3.1

CORPORATE ACCESS NUMBER: 2017037223

Government

of Alberta ∎

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

AMENDMENT AND REGISTRATION

OF RESTATED ARTICLES

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

AMENDED ITS ARTICLES ON 2019/05/09.

BUSINESS CORPORATIONS ACT

Alberta	ARTICLES OF AMENDMENT

1. Name of Corporation	2. Corporate Access Number

DIRTT ENVIRONMENTAL SOLUTIONS LTD.	2017037223

3.

1.         Pursuant to subsections 173(1)(d) and (e) of the Business Corporations Act (Alberta), the share capital of the Corporation is hereby amended:

(a)

by deleting the existing rights, privileges, restrictions and conditions attached to the Common Shares and attaching the rights, privileges, restrictions and conditions as set out in the attached Schedule of Share Structure; and

(b)

by increasing the capital of the Corporation by the creation of an additional class of shares, to be designated as “Preferred Shares”, issuable in series in an unlimited number, each such Preferred Share having attached the rights, privileges, restrictions and conditions as set out in the attached Schedule of Share Structure;

so that the share capital of the Corporation shall be amended to read as set out in the Schedule of Share Structure attached hereto; and

2.         Pursuant to subsection 173(1)(n) of the Business Corporations Act (Alberta), the other rules and provisions as set out in the Articles of the Corporation are hereby amended by deleting the existing provisions and inserting therefor the attached Schedule of Other Rules and Provisions.

4. DATE May 9, 2019	SIGNATURE	TITLE

SCHEDULE OF SHARE STRUCTURE

The Corporation is authorized to issue:

(i)	an unlimited number of common shares (the “Common Shares”); and

(ii)	an unlimited number of preferred shares (the “Preferred Shares”);

such shares having attached thereto the following rights, privileges, restrictions and conditions:

COMMON SHARES

The holders (“Shareholders”) of the Common Shares are entitled:

(a)        to receive notice of and to attend and to one vote per Common Share at all meetings of Shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

(b)        to receive any dividend declared by the Corporation on the Common Shares; provided that the Corporation shall be entitled to declare dividends on any class of shares to the exclusion of any other class, without being obliged to declare any dividends on the Common Shares; and

(c)    subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation upon dissolution in equal rank with the Shareholders.

PREFERRED SHARES

The Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)        the Preferred Shares may at any time and from time to time be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be determined by resolution of the directors of the Corporation;

(b)        subject to the provisions of the Business Corporations Act (Alberta), the directors of the Corporation may by resolution fix from time to time before the issue thereof the designation, rights, privileges, restrictions and conditions attaching to each series of the Preferred Shares; and

(c)        the directors of the Corporation may not issue any Preferred Shares if by doing so the aggregate number of Preferred Shares that would then be issued and outstanding would exceed 20 percent of the aggregate number of Common Shares then issued and outstanding.

SCHEDULE OF OTHER RULES AND PROVISIONS

(a)        The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

(b)        Meetings of the shareholders may be held inside or outside Alberta at such place as may be determined by the directors of the Corporation from time to time.

CORPORATE ACCESS NUMBER: 2017037223

Government

of Alberta ∎

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

AMENDMENT AND REGISTRATION

OF RESTATED ARTICLES

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

AMENDED ITS ARTICLES ON 2014/05/14.

ARTICLES OF AMENDMENT

Business Corporations Act

Form 4

1.	NAME OF CORPORATION:	2.	CORPORATE ACCESS NUMBER:

	DIRTT ENVIRONMENTAL		2017037223
	SOLUTIONS LTD.
3.	THE ARTICLES OF THE ABOVE NAMED CORPORATION ARE AMENDED TO:

Pursuant to Section 173(1)(h) of the Business Corporations Act (Alberta), the articles of the Corporation are amended to cancel the Preferred Shares in their entirety such that the authorized capital of the Corporation is confirmed to be an unlimited number of Common Shares, which shares shall be subject to the rights, privileges, restrictions and conditions set forth in the Share Structure attachment.

ELECTRONICALLY FILED WITH

ALBERTA REGISTRIES ON

                May 14, 14

by TORYS LLP

Corporate Services

DATE	SIGNATURE	TITLE

May 14, 2014	/s/ Shannon Galon	Solicitor
Signature

Shannon Galon

Please Print Name of Signatory

SHARE STRUCTURE

ATTACHED TO AND FORMING PART OF

THE ARTICLES OF AMENDMENT OF

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

(the “Corporation”)

The Corporation is authorized to issue an unlimited number of common shares (the “Common Shares”) with rights, privileges, restrictions and conditions set forth below:

COMMON SHARES

The holders (“Shareholders”) of the Common Shares are entitled:

(a)	to receive notice of and to attend and vote at all meetings of Shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

(b)

to receive any dividend declared by the Corporation on the Common Shares; provided that the Corporation shall be entitled to declare dividends on any class of shares to the exclusion of any other class, without being obliged to declare any dividends on the Common Shares;

(c)

subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation upon dissolution in equal rank with the Shareholders; and

(d)	to the rights, privileges, and restrictions normally attached to common shares.

CORPORATE ACCESS NUMBER: 2017037223

Government of

Alberta ∎

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

AMALGAMATION

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

IS THE RESULT OF AN AMALGAMATION FILED ON 2012/09/29.

Articles of Amalgamation

For

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

Share Structure:	REFER TO “SHARE STRUCTURE” ATTACHMENT.
Share Transfers Restrictions:	NONE.
Number of Directors:
Min Number of Directors:	1
Max Number of Directors:	10
Business Restricted To:	NONE.
Business Restricted From:	NONE.
Other Provisions:	REFER TO “OTHER RULES OR PROVISIONS” ATTACHMENT.

Registration Authorized By: MICHAEL PEDLOW
SOLICITOR

SHARE STRUCTURE

ATTACHED TO AND FORMING PART OF

THE ARTICLES OF AMALGAMATION OF

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

(THE “CORPORATION”)

The Corporation is authorized to issue an unlimited number of common shares (the “Common Shares”) and up to 7,333,333 preferred shares designated as “Class A Preferred Shares” with rights, privileges, restrictions and conditions set forth below:

COMMON SHARES

The holders (“Shareholders”) of the Common Shares are entitled:

(a)         to receive notice of and to attend and vote at all meetings of Shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

(b)         to receive any dividend declared by the Corporation on the Common Shares; provided that the Corporation shall be entitled to declare dividends on any class of shares to the exclusion of any other class, without being obliged to declare any dividends on the Common Shares;

(c)         subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation upon dissolution in equal rank with the Shareholders; and

(d)         to the rights, privileges and restrictions normally attached to common shares.

CLASS A PREFERRED SHARES

1.           Interpretation

(a)         Definitions. In this schedule of share provisions, the following capitalized terms shall have the meanings set forth below:

(i)         “ABCA” means the Business Corporations Act (Alberta), as amended, restated, replaced or re-enacted, from time to time;

(ii)         “Additional Common Shares” means all Common Shares issued, or deemed to be issued pursuant to Subsection 5(e) (i), by the Corporation after the Class A Original Issue Date, other than the following Common Shares actually issued, or deemed issued pursuant to the following Options and Convertible Securities (collectively “Exempted Securities”):

(1)         Class A Preferred Shares issued or issuable pursuant to the Purchase Agreement;

(2)         Common Shares issued upon conversion of the Class A Preferred Shares;

(3)         Common Shares, Options or Convertible Securities issued as a dividend or distribution on the Class A Preferred Shares;

(4)        Common Shares, Options or Convertible Securities issued by reason of a dividend, stock split or other distribution on the Common Shares for which adjustment to the Class A Conversion Price is made pursuant to Subsections 5(e) (v), 5(e) (vi) or 5(e) (vii);

(5)        Common Shares or Options issued to employees, officers or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board; or

(6)        Common Shares actually issued upon the exercise of Options or conversion or exchange of Convertible Securities;

(7)        Common Shares actually issued to equipment lessors, bank lenders or strategic partners of the Corporation, in each case provided such issuance is made pursuant to a debt financing or commercial leasing transaction approved by the Board; or

(8)        Common Shares issued or issuable that are otherwise deemed to be “Exempted Securities” by the written consent or affirmative vote of the holders of at least 60% of the then outstanding Class A Preferred Shares;

(iii)        “Affiliate” of any Person means any Person which, directly or indirectly, is controlled by, controls or is under direct or indirect common control with such Person;

(iv)        “Available Proceeds” has the meaning ascribed thereto in Subsection 3(b) (iii) (2);

(v)        “Board” means the board of directors of the Corporation, as constituted from time to time;

(vi)        “Class A Conversion Price” has the meaning ascribed thereto in Subsection 5(a);

(vii)        “Class A Director” has the meaning ascribed thereto in Subsection 4(b);

(viii)        “Class A Holders” means, at any time, the registered holders of Class A Preferred Shares then outstanding and “Class A Holder” means any one of them;

(ix)        “Class A Liquidation Preference Amount” means, at any time, an amount per Class A Preferred Share equal to the Class A Original Issue Price plus any dividends declared but unpaid thereon;

(x)        “Class A Original Issue Date” means the date upon which any Class A Preferred Shares are first issued;

(xi)        “Class A Original Issue Price” means $3.00;

(xii)        “Compensation Committee” means the committee of the Board to which authority has been delegated to make recommendations to the Board for all management compensation decisions (including any incentive arrangements);

(xiii)        “Conversion Price Adjustment Events” has the meaning ascribed thereto in Subsection 5(e) (ix);

(xiv)        “Conversion Rights” has the meaning ascribed thereto in Section 5;

(xv)        “Conversion Time” has the meaning ascribed thereto in Subsection 5(d) (i);

(xvi)        “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Shares or any other equity or preferred securities of the Corporation, but excluding Options;

(xvii)        “Cumulative EBITDA” means the Corporation’s income before income and other taxes, less interest expenses and accretion expense, depreciation and amortization (as such items are set forth in the Corporation’s audited financial statements for the fiscal year ended September 30, 2010) for the Corporation’s 2011 and 2012 fiscal years based on the Corporation’s audited financial statements for such periods and determined by the Corporation’s auditors (on a basis consistent with (1) accounting principles for purposes of its 2010 fiscal year, and (2) the determination of EBITDA for the 2010 fiscal year which was $10,994,587), which determination shall be final and binding for the purposes set forth in Subsection 5(e) (viii);

(xviii)        “Cumulative EBITDA Determination Date” means the date upon which Cumulative EBITDA is determined which shall be deemed to occur on the date of the auditor’s report released in respect of the Corporation’s 2012 fiscal year;

(xix)        “Deemed Liquidation Event” has the meaning ascribed thereto in Subsection 3(b)(i);

(xx)        “Mandatory Conversion Time” has the meaning ascribed thereto in Subsection 6(a);

(xxi)        “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Shares or Convertible Securities;

(xxii)        “Person” has the meaning ascribed thereto in the ABCA;

(xxiii)      “Purchase Agreement” means the Class A senior convertible preferred share purchase agreement entered into by the Corporation and Clean Technology Fund II, L. P., NGEN III, L. P., Export Development Canada, Apex Investment Fund VI, L. P. and North Sky Direct Fund IV, LP dated February 9, 2011;

(xxiv)        “Qualified Public Offering” means the closing

of an initial public offering of Common Shares by way of prospectus provided that:

(1)         the aggregated net proceeds realized by the Corporation pursuant to the sale of Common Shares pursuant to such offering is not less than $30,000,000;

(2)    the price per Common Share sold pursuant to such offering shall not be less than three (3) times the Class A Conversion Price then in effect as of the closing of such offering;

(xxv)        “Redemption Date” means the date specified for redemption in the Redemption Notice;

(xxvi)        “Redemption Deadline” has the meaning ascribed thereto in Subsection 7 (a) ;

(xxvii)        “Redemption Notice” has the meaning ascribed thereto in Subsection 7(b); and

(xxviii)        “Redemption Price” has the meaning ascribed thereto in Subsection 7 (a).

(b)        Currency. Unless otherwise indicated, all dollar amounts referred to herein are in the lawful money of Canada.

2.        Dividends

The Class A Holders shall not be entitled to dividends except in the event that any dividend is proposed to be declared by the Board on the Common Shares or any other class or series of equity or preferred securities, in which case the Board shall declare a dividend on the Class A Preferred Shares then outstanding, payable prior and in preference to such dividend on the Common Shares, in an amount per Class A Preferred Share equal to the per Common Share amount of the dividend proposed to be declared on the Common Shares multiplied by the number of Common Shares (including any fractional amounts thereof for purposes of this Section 2) into which each such Class A Preferred Share could then be converted. In addition to the foregoing, the Class A Holders shall be entitled to participate on an as-if converted basis with respect to any dividends payable on any other equity or preferred securities of the Corporation. No dividend payments or other distributions to holders of equity securities of the Corporation shall be made unless all accrued and unpaid dividends (if any) have been paid on the Class A Preferred Shares.

3.        Distributions Upon a Liquidation, Dissolution or Winding Up and Deemed Liquidation Events

(a)        Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

(i)        The Class A Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to the holders of equity securities of the Corporation before any payment shall be made to the holders of equity securities (including the Shareholders), an amount per Class A Preferred Share equal to the Class A Liquidation Preference Amount. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of equity securities of the Corporation shall be insufficient to pay the Class A Holders the full amount to which they shall be entitled under this Subsection 3(a) (i), the Class A Holders shall share ratably in any distribution of such assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the Class A Preferred Shares held by them upon such distribution if all amounts payable on or with respect to such Class A Preferred Shares were paid in full; and

(ii)        After payment of all preferential amounts required to be paid to the Class A Holders pursuant to Subsection 3(a) (i), the remaining assets of the Corporation available for distribution to the holders of equity securities of the Corporation, if any, shall be distributed among the Shareholders pro rata based on the number of Common Shares held by each such Shareholder.

(b)        Deemed Liquidation Events.

(i)        Each of the following events shall be considered a “Deemed Liquidation Event” unless Class A Holders holding not less than 60% of the then outstanding Class A Preferred Shares elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(1)        any amalgamation, merger, arrangement, capital reorganization or consolidation in which:

a.        the Corporation is a constituent party, or

b.        a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its authorized capital pursuant to such transaction,

except any such amalgamation, merger, arrangement, capital reorganization or consolidation involving the Corporation or a subsidiary of the Corporation in which the equity securities of the Corporation outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for equity securities of that represent, immediately following such transaction, at least a majority, by voting power, of the outstanding equity securities of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such transaction, the parent corporation of such surviving or resulting corporation (provided that, for purposes of this definition, all Common Shares issuable upon exercise of Options outstanding immediately prior to such transaction or upon conversion of Convertible Securities outstanding immediately prior to such transaction shall be deemed to be outstanding immediately prior to such transaction and, if applicable, converted or exchanged in such transaction on the same terms as the actual outstanding Common Shares are converted or exchanged); or

(2)        the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (by amalgamation, arrangement, merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation.

(ii)        The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement, articles of amalgamation, plan of arrangement, reorganization or consolidation or other similar document or instrument entered into or approved by the Corporation with respect thereto provides that the consideration payable to the holders of equity securities of the Corporation pursuant to such Deemed Liquidation Event shall be allocated among the Class A Holders and Shareholders in accordance with Subsections

3 (a) (i) and 3 (a) (ii).

(iii)        In the event of a Deemed Liquidation Event referred to in Subsections 3(b) (i) (l)b or 3(b) (i) (2), if the Corporation does not effect a dissolution of the Corporation under the ABCA within ninety (90) days after such Deemed Liquidation Event, then:

(1)        the Corporation shall send a written notice to each Class A Holder no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Class A Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of Subsection 3(b) (i) (2) to require the redemption of the Class A Preferred Shares; and

(2)        if Class A Holders holding at least 60% of the then outstanding Class A Preferred Shares so request in a written instrument delivered to the Corporation not later than one hundred and twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to the holders of equity securities of the Corporation (the “Available Proceeds”), to the extent legally available therefor, on the one hundred and fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding Class A Preferred Shares at a price per Class A Preferred Share equal to the Class A Liquidation Preference Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding Class A Preferred Shares, the Corporation shall redeem a pro rata portion of the Class A Preferred Shares held by each Class A Holder to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the Class A Preferred Shares to be redeemed if the Available Proceeds were sufficient to redeem all such Class A Preferred Shares, and shall redeem the remaining Class A Preferred Shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Subsections 7(b), 7(c) and 7(d) shall apply, with such necessary changes in the details thereof as are necessitated by this context, to the redemption of the Class A Preferred Shares pursuant to this Subsection 3(b) (iii) (2). Prior to the distribution or redemption provided for in this Subsection 3(b) (iii) (2), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(iv)        The amount deemed paid or distributed to the holders of equity securities of the Corporation upon any such amalgamation, merger, arrangement, capital reorganization, consolidation, sale, lease, transfer or other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring Person. The value of such property, rights or securities shall be determined in good faith by the Board.

4.        Shareholder Meetings, Voting Rights and Preemptive Rights

(a)        Except as set forth herein or as otherwise required by law, each Class A Holder shall be entitled to the number of votes per Class A Preferred Share equal to the number of Common Shares into which each such Class A Preferred Share is convertible as of the record date for determining Shareholders entitled to vote on the applicable matter, and shall vote together with the Shareholders as a single class on all matters submitted to Shareholders for approval.

(b)        The Class A Holders, voting as a separate class, shall have the exclusive right to nominate and elect one director (the “Class A Director”) to the Board for so long as the Class A Preferred Shares issued and outstanding represent not less than two and one half percent (2.5%) of the number of Common Shares that would then be issued and outstanding assuming the conversion of all Class A Preferred Shares into Common Shares at the Class A Conversion Price then in effect. The Class A Director will be a member of the Compensation Committee and any other committee or committees of the Board that may be established from time to time in connection with, or with responsibility for (i) the hiring and dismissal of senior management, or (ii) reviewing and approving the Corporation’s annual plan and budget.

(c)        For so long as the Class A Preferred Shares issued and outstanding represent not less than two and one half percent (2.5%) of the number of Common Shares that would then be issued and outstanding assuming the conversion of all Class A Preferred Shares into Common Shares at the Class A Conversion Price then in effect, the Class A Holders shall be entitled to designate from time to time, upon written notice to the Board by Class A Holders holding not less than a majority of the Class A Preferred Shares, up to four observers who may attend all meetings of the Board and who shall receive notice of all meetings of directors and copies of all materials provided to members of the Board (in the same manner and at the same time as members of the Board). No such observer shall have the right to vote at such meeting of the Board or be counted towards determining whether there is quorum for such meeting, but shall be entitled to participate in the discussions of the Board. Notwithstanding the foregoing, at the request of the Board, each observer shall recuse himself or herself from any portion of any meeting of directors dealing with matters involving a conflict of interest for such observer as determined by the Board.

(d)        A vacancy which occurs among the directors as a result of the resignation or removal of the Class A Director shall only be filled by a majority vote of the Class A Holders, and the director who fills such vacancy will be a member of the Board committees referred to in Section 4(b).

(e)        Each Class A Holder shall be entitled to receive notice of and to attend all meetings of Shareholders.

5.         Optional Conversion

The Class A Holders shall have conversion rights as follows (the “Conversion Rights”):

(a)        Conversion Ratio. Each Class A Preferred Share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable Common Shares as is determined by dividing the Class A Original Issue Price by the Class A Conversion Price in effect at the time of conversion. The “Class A Conversion Price” shall initially be equal to the Class A Original Issue Price Such initial Class A Conversion Price, and the rate at which Class A Preferred Shares may be converted into Common Shares, shall be subject to adjustment as provided below.

(b)        Termination of Conversion Rights. In the event of a notice of redemption of any Class A Preferred Shares pursuant to Section 6, the Conversion Rights of the Class A Preferred Shares designated for redemption shall terminate at the close of business on the last full day preceding the Redemption Date fixed for such redemption, unless the Redemption Price in respect of the Class A Preferred Shares being redeemed is not fully paid on such Redemption Date, in which case the Conversion Rights for such shares not redeemed shall continue until such price is paid in full and such shares are redeemed In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable on such event to the Class A Holders.

(c)        Fractional Shares. No fractional Common Shares shall be issued upon conversion of the Class A Preferred Shares. In lieu of any fractional Common Shares to which the Class A Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a Common Share as determined in good faith by the Board. Whether or not fractional Common Shares would be issuable upon such conversion shall be determined on the basis of the total number of Class A Preferred Shares the Class A Holder is at the time converting into Common Shares and the aggregate number of Common Shares issuable upon such conversion.

(d)        Mechanics of Conversion.

(i)        Notice of Conversion. In order for a Class A Holder to voluntarily convert Class A Preferred Shares into Common Shares, such Class A Holder shall surrender the certificate or certificates for such Class A Preferred Shares (or, if such Class A Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class A Preferred Shares (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such Class A Holder elects to convert all or any number of the Class A Preferred Shares represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such Class A Holder’s name or the names of the nominees in which such Class A Holder wishes the certificate or certificates for Common Shares to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the Class A Holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the Common Shares issuable upon conversion of the Class A Preferred Shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such Class A Holder, or to his, her or its nominees, a certificate or certificates for the number of full Common Shares issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the Class A Preferred Shares represented by the surrendered certificate that were not converted into Common Shares,

(ii)        pay in cash such amount as provided in

Subsection 5(c) in lieu of any fraction of a Common Share otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the Class A Preferred Shares converted.

(ii)        Reservation of Common Shares. The Corporation shall at all times when the Class A Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class A Preferred Shares, such number of its duly authorized Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class A Preferred Shares.

(iii)        Effect of Conversion. All Class A Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Class A Preferred Shares shall immediately cease and terminate at the Conversion Time, except only the right of the Class A Holders thereof to receive Common Shares in exchange therefor, to receive payment in lieu of any fraction of a Common Share otherwise issuable upon such conversion as provided in Subsection 5(c) and to receive payment of any dividends declared but unpaid thereon Any Class A Preferred Shares so converted shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for Shareholder of Class A Holder action) as may be necessary to reduce the authorized number of Class A Preferred Shares accordingly.

(iv)        No Further Adjustment. Upon any such conversion, no adjustment to the Class A Conversion Price shall be made for any declared but unpaid dividends on the Class A Preferred Shares surrendered for conversion or on the Common Shares delivered upon conversion.

(e)         Adjustments to Class A Conversion Price.

Shares.

(i)         Deemed Issuance of Additional Common Shares.

(1)         If the Corporation at any time or from time to time after the Class A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2)        If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Class A Conversion Price pursuant to the terms of Subsection 5(e) (ii), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Class A Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Class A Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Subsection 5(e) (i) (2) shall have the effect of increasing the Class A Conversion Price to an amount which exceeds the lower of (i) the Class A Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Class A Conversion Price that would have resulted from any issuances of Additional Common Shares (other than deemed issuances of Additional Common Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(3)        If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Class A Conversion Price pursuant to the terms of Subsection 5(e) (ii) (either because the consideration per share (determined pursuant to Subsection 5(e) (iii)) of the Additional Common Shares subject thereto was equal to or greater than the Class A Conversion Price then in effect, or because such Option or Convertible Security was issued before the Class A Original Issue Date), are revised after the Class A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of Common Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Common Shares subject thereto (determined in the manner provided in Subsection 5(e) (i)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(4)        Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Class A Conversion Price pursuant to the terms of Subsection 5(e) (ii), the Class A Conversion Price shall be readjusted to such Class A Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(5)        If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Class A Conversion Price provided for in this Subsection 5(e) (i) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Subsection 5(e) (i)). If the number of

Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Class A Conversion Price that would result under the terms of this Subsection 5(e) (i) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Class A Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(ii)         Adjustment Upon Issuance or Deemed Issuance of Additional Common Shares. In the event the Corporation shall at any time after the Class A Original Issue Date issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Subsection 5(e) (i)), without consideration or for a consideration per share less than the Class A Conversion Price in effect immediately prior to such issue, then the Class A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) + (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Class A Conversion Price in effect immediately after such issue of Additional Common Shares;

“CP1” shall mean the Class A Conversion Price in effect immediately prior to such issue of Additional Common Shares;

“A”        shall mean the number of Common Shares outstanding immediately prior to such issue of Additional Common Shares (treating for this purpose as outstanding all Common Shares issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Class A Preferred Shares) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B”        shall mean the number of Common Shares that

would have been issued if such Additional Common Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such Additional Common Shares issued in such transaction.

(iii)        Determination of Consideration. For purposes of this Subsection 5(e), the consideration received by the Corporation for the issue of any Additional Common Shares shall be computed as follows:

(1)         Cash and Property: Such consideration shall:

a.           insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

b.           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

c.           in the event Additional Common Shares are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) of this Subsection 5(e), as determined in good faith by the Board.

2.           Options and Convertible Securities. The consideration per share received by the Corporation for Additional Common Shares deemed to have been issued pursuant to Subsection 5(e) (i), relating to Options and Convertible Securities, shall be determined by dividing:

a.           the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

b.           the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(iv)         Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Common Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Class A Conversion Price pursuant to the terms of Subsection 5(e) (ii), and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Class A Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(v)          Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Class A Original Issue Date effect a subdivision of the outstanding Common Shares, the Class A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Common Shares issuable on conversion of each Class A Preferred Share shall be increased in proportion to such increase in the aggregate number of Common Shares outstanding. If the Corporation shall at any time or from time to time after the Class A Original Issue Date combine the outstanding Common Shares, the Class A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of Common Shares issuable on conversion of each Class A Preferred Share shall be decreased in proportion to such decrease in the aggregate number of Common Shares outstanding Any adjustment under this Subsection 5(e) (v) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(vi)        Adjustment for Certain Dividends and Distributions.

(1)          In the event the Corporation at any time or from time to time after the Class A Original Issue Date shall make or issue, or fix a record date for the determination of Shareholders entitled to receive, a dividend or other distribution payable on the Common Shares in additional Common Shares, then and in each such event the Class A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Class A Conversion Price then in effect by a fraction:

a.           the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

b.           the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.

(2)          Notwithstanding the foregoing:

a.            if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Class A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Class A Conversion Price shall be adjusted pursuant to this Subsection 5(e) (vi) as of the time of actual payment of such dividends or distributions, and

b.           no such adjustment shall be made if the Class A Holders simultaneously receive a dividend or other distribution of Common Shares in a number equal to the number of Common Shares as they would have received if all outstanding Class A Preferred Shares had been converted into Common Shares on the date of such event.

(vii)       Adjustment for Reclassification, Exchange and Substitution. Subject to the provisions of Subsection 3(b), if there shall occur any reorganization, recapitalization,

reclassification, consolidation, amalgamation or arrangement involving the Corporation in which the Common Shares (but not the Class A Preferred Shares) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 5(e) (ii) or 5(e) (vi)), then, following any such reorganization, recapitalization, reclassification, consolidation, amalgamation or arrangement, each Class A Preferred Share shall thereafter be convertible in lieu of the Common Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Common Shares issuable upon conversion of one Class A Preferred Share immediately prior to such reorganization, recapitalization, reclassification, consolidation, amalgamation or arrangement would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the Class A Holders, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Class A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class A Preferred Shares.

(viii)        Adjustment for Cumulative EBITDA. Upon completion of the Corporation’s audit for its 2012 fiscal year, the Corporation’s auditors shall determine Cumulative EBITDA for the 2011 and 2012 fiscal years, and:

(1)            in the event that Cumulative EBITDA is $27,900,000 or less, the Class A Conversion Price then in effect shall be adjusted, effective as of the Class A Original Issue Date, to $1.74; or

(2)            in the event that Cumulative EBITDA is greater than $27,900,000 but less than $55,835,100, the Class A Conversion Price then in effect shall be adjusted, effective as of the Class A Issue Date, to the amount determined by the following formula:

y = 0.00000004516x + 0.48

where:

“y” shall mean the Class A Conversion Price, as so adjusted; and

“x” shall mean Cumulative EBITDA;

and, in either case, all Conversion Price Adjustment Events that may have occurred between the Class A Issuance Date and the Cumulative EBITDA Determination Date shall be reapplied to the Class A Conversion Price as so adjusted to determine the Class A Conversion Price in effect as of the Cumulative EBITDA Determination Date which shall thereafter apply subject to any further adjustments which may thereafter occur as a result of subsequent Conversion Price Adjustment Events.

For greater certainty, in the event that Cumulative EBITDA is $55,835,100 or greater, there shall be no adjustment to the Class A Conversion Price pursuant to this Subsection 5(e) (viii).

(ix)       Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Class A Conversion Price pursuant to this Section 5 (each a “Conversion Price Adjustment Event”), the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Class A Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Class A Preferred Shares are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Class A Holder (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth:

(1)        the Class A Conversion Price then in effect, and

(2)        the number of Common Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Class A Preferred Shares.

(x)        Notice of Record Date. In the event:

(1)        the Corporation shall take a record of the Shareholders (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Shares) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(2)        of any capital reorganization of the

Corporation, any reclassification of the Common Shares, or any Deemed Liquidation Event; or

(3)        of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the Class A Holders a notice specifying, as the case may be:

a.         the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or

b.         the effective date on which such reorganization, reclassification, consolidation, amalgamation, merger, arrangement, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the Shareholders of record (or such other capital stock or securities at the time issuable upon the conversion of the Class A Preferred Shares) shall be entitled to exchange their Common Shares (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, amalgamation, merger, arrangement, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Class A Preferred Shares and the Common Shares.

Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

6.         Mandatory Conversion

(a)        Mandatory Conversion Events. Upon (i) the closing of a Qualified Public Offering, or (ii) the receipt by the Corporation of a written request for the mandatory conversion of the Class A Preferred Shares from Class A Holders holding not less than 60% of the Class A Preferred Shares then outstanding, which request shall specify the effective time for such conversion (the time of such closing or effective time so specified, as applicable, is referred to herein as the “Mandatory Conversion Time”), all outstanding Class A Preferred Shares shall automatically be converted into Common Shares at the then effective conversion rate, and such Class A Preferred Shares may not be reissued by the Corporation.

(b)        Procedural Requirements. All Class A Holders of record shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such Class A Preferred Shares pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each Class A Holder shall surrender his, her or its certificate or certificates for all such Class A Preferred Shares (or, if such Class A Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the Class A Holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Class A Preferred Shares converted pursuant to Subsection 6(a), including the rights, if any, to receive notices and vote (other than as a Shareholder), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the Class A Holder or Class A Holders thereof to surrender the certificates at or prior to such time), except only the rights of the Class A Holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 6(b). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Class A Preferred Shares, the Corporation shall issue and deliver to such Class A Holder, or to his, her or its nominees, a certificate or certificates for the number of full Common Shares issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 5(c) in lieu of any fraction of a Common Share otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the Class A Preferred Shares converted. Such converted Class A Preferred Shares shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for Shareholder or Class A Holder approval) as may be necessary to reduce the authorized number of Class A Preferred Shares accordingly.

7.	Mandatory Redemption

(a)        Obligation to Redeem. If, on or before the seventh (7th) anniversary of the Class A Original Issue Date, one of the following events has not occurred:

(i)	a Qualified Public Offering;

(ii)	a Deemed Liquidation Event; or

(iii)	a liquidation, dissolution or winding up of the

Corporation;

then, no later than one hundred and twenty (120) days following the seventh (7th) anniversary of the Class A Original Issue Date (the “Redemption Deadline”), provided that the Corporation receives a written request from Class A Holders holding not less than 60% of the Class A Preferred Shares then outstanding at least thirty (30) days prior to the Redemption Deadline, the Class A Preferred Shares shall be redeemed by the Corporation out of funds lawfully available therefor at a price per share (the “Redemption Price”) equal to the Class A Liquidation Preference Amount If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all Class A Preferred Shares to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each Class A Holder’s Class A Preferred Shares out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the Class A Preferred Shares to be redeemed if the legally available funds were sufficient to redeem all such Class A Preferred Shares, and shall redeem the remaining Class A Preferred Shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If the aggregate Redemption Price required to redeem all Class A Preferred Shares pursuant to the foregoing provisions is not paid in full on or prior to the Redemption Deadline, all unpaid amounts thereof shall, from and after the Redemption Deadline, accrue interest at a rate of twelve percent (12%) per annum, such interest to be paid together with the Redemption Price required to be paid to redeem any remaining Class A Preferred Shares in accordance with the foregoing requirements of this Subsection 7(a).

(b)        Redemption Notice The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each Class A Holder not less than ten (10) days prior to the Redemption Date Each Redemption Notice shall state:

(i)         the number of Class A Preferred Shares held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)        the Redemption Date and the Redemption Price;

(iii)       the date upon which the Class A Holder’s right to convert such Class A Preferred Shares terminates (as determined in accordance with Subsection 5(b)); and

(iv)       that the Class A Holder is to surrender to

the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the Class A Preferred Shares to be redeemed.

(c)        Surrender of Certificates; Payment. On or before the Redemption Date, each Class A Holder, unless such Class A Holder has exercised its right to convert its Class A Preferred Shares as provided in Section 5, shall surrender the certificate or certificates representing such Class A Preferred Shares (or, if such Class A Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price (and any interest payable thereon pursuant to Subsection 7(a), if applicable), if applicable) for such Class A Preferred Shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof In the event less than all of the Class A Preferred Shares represented by a certificate are redeemed, a new certificate representing the unredeemed Class A Preferred Shares shall promptly be issued to such Class A Holder.

(d)        Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price (and any interest payable thereon pursuant to Subsection 7(a), if applicable) payable upon redemption of the Class A Preferred Shares to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the Class A Preferred Shares so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price (and any interest payable thereon pursuant to Subsection 7(a), if applicable) upon surrender of their certificate or certificates therefor.

8.	Restrictions and Limitations

(a)        In addition to any other rights provided by law, on or before December 31, 2012, so long as any Class A Preferred Shares are outstanding, the Corporation shall not, without the approval of Class A Holders holding not less than 60% of the outstanding Class A Preferred Shares (voting as a separate class), authorize or enter into any agreement with respect to a Deemed Liquidation Event if the implied valuation of the Corporation thereunder is less than $300 million based on the opinion of the Corporation’s financial advisors, acting reasonably and in good faith.

(b)        In addition to any other rights provided by law, so long as any Class A Preferred Shares are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of not less than 60% of the Class A Preferred Shares (voting as a separate class), amend, alter or repeal any provisions of the articles of the Corporation (as amended hereby) or the bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Class A Preferred Shares.

9.         Redeemed or Otherwise Acquired Class A Preferred Shares Any Class A Preferred Shares that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Class A Holders following redemption.

10.        Waiver

Any of the rights, preferences and privileges of the Class A Preferred Shares set forth herein may be waived on behalf of all the Class A Holders by the affirmative vote of Class A Holders holding at least 60% of the Class A Preferred Shares then outstanding, and in the event of any such waiver all holders of Class A Preferred Shares shall be treated equally and on the same basis.

11.        Notices

Any notice required or permitted by the provisions hereof to be given to a Class A Holder may be sent in accordance with the applicable provisions of the ABCA.

12.        Ranking

The Common Shares shall rank junior to the Class A Preferred Shares and shall be subject to the rights, privileges, restrictions and conditions attaching to the Class A Preferred Shares.

OTHER RULES OR PROVISIONS

ATTACHED TO AND FORMING PART OF

THE ARTICLES OF AMALGAMATION OF

DIRTT ENVIRONMENTAL SOLUTIONS LTD. (THE “CORPORATION”)

a)           The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

CORPORATE ACCESS NUMBER: 2010346530

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

AMENDMENT AND REGISTRATION

OF RESTATED ARTICLES

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

AMENDED ITS ARTICLES ON 2011/03/15.

Articles Of Amendment

Business Corporations Act

Section 29 or 177

1.	Name of Corporation	2. Corporate Access Number
	DIRTT ENVIRONMENTAL SOLUTIONS LTD.	2010346530

3.	THE ARTICLES OF THE ABOVE-NAMED CORPORATION ARE AMENDED AS FOLLOWS:

1.

Pursuant to Sections 173(1)(d) & (e) of the Business Corporations Act (Alberta), the Articles of the Corporation be and is hereby amended by replacing the rights, privileges, restrictions and conditions attached to the existing Common Shares and by the creation of one additional class of shares designated as Class A Preferred Shares, which shares shall have attached to them those certain rights, privileges, restrictions and conditions as set out in the attached Schedule which is incorporated into and forms part of the Articles of the Corporation.

2.	Pursuant to section 173(1)(h) of the Business Corporations Act (Alberta), the authorized but not issued Preferred Shares of the Corporation are cancelled.

/s/ Mogens Smed	Mogens Smed	March 15, 2011
Authorized Signature	Name of Person Authorizing (please print)	Date

N/A	President and CEO
Identification (not applicable for societies)	Title (please print)

This information is being collected for the purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Coordinator for Alberta Registries, Box 3140, Edmonton, Alberta T5J 2G7, (780) 427- 7013.

REG 3054 (2003/05)

SCHEDULE TO THE ARTICLES OF

DIRTT ENVIRONMENTAL SOLUTIONS LTD. (THE “CORPORATION”)

The Corporation is authorized to issue an unlimited number of common shares (the “Common Shares”) and up to 7,333,333 preferred shares designated as “Class A Preferred Shares” with rights, privileges, restrictions and conditions set forth below:

COMMON SHARES

The holders (“Shareholders”) of the Common Shares are entitled:

(a)	to receive notice of and to attend and vote at all meetings of Shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

(b)

to receive any dividend declared by the Corporation on the Common Shares; provided that the Corporation shall be entitled to declare dividends on any class of shares to the exclusion of any other class, without being obliged to declare any dividends on the Common Shares;

(c)

subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation upon dissolution in equal rank with the Shareholders; and

(d)	to the rights, privileges and restrictions normally attached to common shares.

CLASS A PREFERRED SHARES

1.	Interpretation

(a)	Definitions. In this schedule of share provisions, the following capitalized terms shall have the meanings set forth below:

(i)	“ABCA” means the Business Corporations Act (Alberta), as amended, restated, replaced or re-enacted, from time to time;

(ii)

“Additional Common Shares” means all Common Shares issued, or deemed to be issued pursuant to Subsection 5(e)(i), by the Corporation after the Class A Original Issue Date, other than the following Common Shares actually issued, or deemed issued pursuant to the following Options and Convertible Securities (collectively “Exempted Securities”):

(1)	Class A Preferred Shares issued or issuable pursuant to the Purchase Agreement;

(2)	Common Shares issued upon conversion of the Class A Preferred Shares;

(3)	Common Shares, Options or Convertible Securities issued as a dividend or distribution on the Class A Preferred Shares;

(4)

Common Shares, Options or Convertible Securities issued by reason of a dividend, stock split or other distribution on the Common Shares for which adjustment to the Class A Conversion Price is made pursuant to Subsections 5(e)(v), 5(e)(vi) or
5(e)(vii);

(5)

Common Shares or Options issued to employees, officers or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board; or

(6)	Common Shares actually issued upon the exercise of Options or conversion or exchange of Convertible Securities;

(7)

Common Shares actually issued to equipment lessors, bank lenders or strategic partners of the Corporation, in each case provided such issuance is made pursuant to a debt financing or commercial leasing transaction approved by the Board; or

(8)

Common Shares issued or issuable that are otherwise deemed to be “Exempted Securities” by the written consent or affirmative vote of the holders of at least 60% of the then outstanding Class A Preferred Shares;

(iii)	“Affiliate” of any Person means any Person which, directly or indirectly, is controlled by, controls or is under direct or indirect common control with such Person;

(iv)	“Available Proceeds” has the meaning ascribed thereto in Subsection 3(b)(iii)(2);

(v)	“Board” means the board of directors of the Corporation, as constituted from time to time;

(vi)	“Class A Conversion Price” has the meaning ascribed thereto in Subsection 5(a);

(vii)	“Class A Director” has the meaning ascribed thereto in Subsection 4(b);

(viii)	“Class A Holders” means, at any time, the registered holders of Class A Preferred Shares then outstanding and “Class A Holder” means any one of them;

(ix)	“Class A Liquidation Preference Amount” means, at any time, an amount per Class A Preferred Share equal to the Class A Original Issue Price plus any dividends declared but unpaid thereon;

(x)	“Class A Original Issue Date” means the date upon which any Class A Preferred Shares are first issued;

(xi)	“Class A Original Issue Price” means $3.00;

(xii)

“Compensation Committee” means the committee of the Board to which authority has been delegated to make recommendations to the Board for all management compensation decisions (including any incentive arrangements);

(xiii)	“Conversion Price Adjustment Events” has the meaning ascribed thereto in Subsection 5(e)(ix);

(xiv)	“Conversion Rights” has the meaning ascribed thereto in Section 5;

(xv)	“Conversion Time” has the meaning ascribed thereto in Subsection 5(d)(i);

(xvi)

“Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Shares or any other equity or preferred securities of the Corporation, but excluding Options;

(xvii)

“Cumulative EBITDA” means the Corporation’s income before income and other taxes, less interest expenses and accretion expense, depreciation and amortization (as such items are set forth in the Corporation’s audited financial statements for the fiscal year ended September 30, 2010) for the Corporation’s 2011 and 2012 fiscal years based on the Corporation’s audited financial statements for such periods and determined by the Corporation’s auditors (on a basis consistent with (1) accounting principles for purposes of its 2010 fiscal year, and (2) the determination of EBITDA for the 2010 fiscal year which was $10,994,587), which determination shall be final and binding for the purposes set forth in Subsection 5(e)(viii);

(xviii)

“Cumulative EBITDA Determination Date” means the date upon which Cumulative EBITDA is determined which shall be deemed to occur on the date of the auditor’s report released in respect of the Corporation’s 2012 fiscal year;

(xix)	“Deemed Liquidation Event” has the meaning ascribed thereto in Subsection 3(b)(i);

(xx)	“Mandatory Conversion Time” has the meaning ascribed thereto in Subsection 6(a);

(xxi)	“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Shares or Convertible Securities;

(xxii)	“Person” has the meaning ascribed thereto in the ABCA;

(xxiii)

“Purchase Agreement” means the Class A senior convertible preferred share purchase agreement entered into by the Corporation and Clean Technology Fund II, L.P., NGEN III, L.P., Export Development Canada, Apex Investment Fund VI, L.P. and North Sky Direct Fund IV, LP dated February 9, 2011;

(xxiv)	“Qualified Public Offering” means the closing of an initial public offering of Common Shares by way of prospectus provided that:

(1)	the aggregated net proceeds realized by the Corporation pursuant to the sale of Common Shares pursuant to such offering is not less than $30,000,000;

(2)	the price per Common Share sold pursuant to such offering shall not be less than three (3) times the Class A Conversion Price then in effect as of the closing of such offering;

(xxv)	“Redemption Date” means the date specified for redemption in the Redemption Notice;

(xxvi)	“Redemption Deadline” has the meaning ascribed thereto in Subsection 7(a);

(xxvii)	“Redemption Notice” has the meaning ascribed thereto in Subsection 7(b); and

(xxviii)	“Redemption Price” has the meaning ascribed thereto in Subsection 7(a).

(b)	Currency. Unless otherwise indicated, all dollar amounts referred to herein are in the lawful money of Canada.

2.	Dividends

The Class A Holders shall not be entitled to dividends except in the event that any dividend is proposed to be declared by the Board on the Common Shares or any other class or series of equity or preferred securities, in which case the Board shall declare a dividend on the Class A Preferred Shares then outstanding, payable prior and in preference to such dividend on the Common Shares, in an amount per Class A Preferred Share equal to the per Common Share amount of the dividend proposed to be declared on the Common Shares multiplied by the number of Common Shares (including any fractional amounts thereof for purposes of this Section 2) into which each such Class A Preferred Share could then be converted. In addition to the foregoing, the Class A Holders shall be entitled to participate on an as-if converted basis with respect to any dividends payable on any other equity or preferred securities of the Corporation. No dividend payments or other distributions to holders of equity securities of the Corporation shall be made unless all accrued and unpaid dividends (if any) have been paid on the Class A Preferred Shares.

3.	Distributions Upon a Liquidation, Dissolution or Winding Up and Deemed Liquidation Events

(a)	Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

(i)

The Class A Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to the holders of equity securities of the Corporation before any payment shall be made to the holders of equity securities (including the Shareholders), an amount per Class A Preferred Share equal to the Class A Liquidation Preference Amount. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of equity securities of the Corporation shall be insufficient to pay the Class A Holders the full amount to which they shall be entitled under this Subsection 3(a)(i), the Class A Holders shall share ratably in any distribution of such assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the Class A Preferred Shares held by them upon such distribution if all amounts payable on or with respect to such Class A Preferred Shares were paid in full; and

(ii)

After payment of all preferential amounts required to be paid to the Class A Holders pursuant to Subsection 3(a)(i), the remaining assets of the Corporation available for distribution to the holders of equity securities of the Corporation, if any, shall be distributed among the Shareholders pro rata based on the number of Common Shares held by each such Shareholder.

(b)	Deemed Liquidation Events.

(i)

Each of the following events shall be considered a “Deemed Liquidation Event” unless Class A Holders holding not less than 60% of the then outstanding Class A Preferred Shares elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(1)	any amalgamation, merger, arrangement, capital reorganization or consolidation in which:

a.	the Corporation is a constituent party, or

b.	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its authorized capital pursuant to such transaction,

except any such amalgamation, merger, arrangement, capital reorganization or consolidation involving the Corporation or a subsidiary of the Corporation in which the equity securities of the Corporation outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for equity securities of that represent, immediately following such transaction, at least a majority, by voting power, of the outstanding equity securities of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such transaction, the parent corporation of such surviving or resulting corporation (provided that, for purposes of this definition, all Common Shares issuable upon exercise of Options outstanding immediately prior to such transaction or upon conversion of Convertible Securities outstanding immediately prior to such transaction shall be deemed to be outstanding immediately prior to such transaction and, if applicable, converted or exchanged in such transaction on the same terms as the actual outstanding Common Shares are converted or exchanged); or

(2)

the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (by amalgamation, arrangement, merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation.

(ii)

The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement, articles of amalgamation, plan of arrangement, reorganization or consolidation or other similar document or instrument entered into or approved by the Corporation with respect thereto provides that the consideration payable to the holders of equity securities of the Corporation pursuant to such Deemed Liquidation Event shall be allocated among the Class A Holders and Shareholders in accordance with Subsections 3(a)(i) and 3(a)(ii).

(iii)

In the event of a Deemed Liquidation Event referred to in Subsections 3(b)(i)(l)b or 3(b)(i)(2), if the Corporation does not effect a dissolution of the Corporation under the ABCA within ninety (90) days after such Deemed Liquidation Event, then:

(1)

the Corporation shall send a written notice to each Class A Holder no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Class A Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of Subsection 3(b)(i)(2) to require the redemption of the Class A Preferred Shares; and

(2)

if Class A Holders holding at least 60% of the then outstanding Class A Preferred Shares so request in a written instrument delivered to the Corporation not later than one hundred and twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to the holders of equity securities of the Corporation (the “Available Proceeds”), to the extent legally available therefor, on the one hundred and fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding Class A Preferred Shares at a price per Class A Preferred Share equal to the Class A Liquidation Preference Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding Class A Preferred Shares, the Corporation shall redeem a pro rata portion of the Class A Preferred Shares held by each Class A Holder to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the Class A Preferred Shares to be redeemed if the Available Proceeds were sufficient to redeem all such Class A Preferred Shares, and shall redeem the remaining Class A Preferred Shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Subsections 7(b), 7(c) and 7(d) shall apply, with such necessary changes in the details thereof as are necessitated by this context, to the redemption of the Class A Preferred Shares pursuant to this Subsection 3(b)(iii)(2). Prior to the distribution or redemption provided for in this Subsection 3(b)(iii)(2), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(iv)

The amount deemed paid or distributed to the holders of equity securities of the Corporation upon any such amalgamation, merger, arrangement, capital reorganization, consolidation, sale, lease, transfer or other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring Person. The value of such property, rights or securities shall be determined in good faith by the Board.

4.	Shareholder Meetings, Voting Rights and Preemptive Rights

(a)

Except as set forth herein or as otherwise required by law, each Class A Holder shall be entitled to the number of votes per Class A Preferred Share equal to the number of Common Shares into which each such Class A Preferred Share is convertible as of the record date for determining Shareholders entitled to vote on the applicable matter, and shall vote together with the Shareholders as a single class on all matters submitted to Shareholders for approval.

(b)

The Class A Holders, voting as a separate class, shall have the exclusive right to nominate and elect one director (the “Class A Director”) to the Board for so long as the Class A Preferred Shares issued and outstanding represent not less than two and one-half percent (2.5%) of the number of Common Shares that would then be issued and outstanding assuming the conversion of all Class A Preferred Shares into Common Shares at the Class A Conversion Price then in effect. The Class A Director will be a member of the Compensation Committee and any other committee or committees of the Board that may be established from time to time in connection with, or with responsibility for (i) the hiring and dismissal of senior management, or (ii) reviewing and approving the Corporation’s annual plan and budget.

(c)

For so long as the Class A Preferred Shares issued and outstanding represent not less than two and one-half percent (2.5%) of the number of Common Shares that would then be issued and outstanding assuming the conversion of all Class A Preferred Shares into Common Shares at the Class A Conversion Price then in effect, the Class A Holders shall be entitled to designate from time to time, upon written notice to the Board by Class A Holders holding not less than a majority of the Class A Preferred Shares, up to four observers who may attend all meetings of the Board and who shall receive notice of all meetings of directors and copies of all materials provided to members of the Board (in the same manner and at the same time as members of the Board). No such observer shall have the right to vote at such meeting of the Board or be counted towards determining whether there is quorum for such meeting, but shall be entitled to participate in the discussions of the Board. Notwithstanding the foregoing, at the request of the Board, each observer shall recuse himself or herself from any portion of any meeting of directors dealing with matters involving a conflict of interest for such observer as determined by the Board.

(d)

A vacancy which occurs among the directors as a result of the resignation or removal of the Class A Director shall only be filled by a majority vote of the Class A Holders, and the director who fills such vacancy will be a member of the Board committees referred to in Section 4(b).

(e)	Each Class A Holder shall be entitled to receive notice of and to attend all meetings of Shareholders.

5.	Optional Conversion

The Class A Holders shall have conversion rights as follows (the “Conversion Rights”):

(a)

Conversion Ratio. Each Class A Preferred Share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable Common Shares as is determined by dividing the Class A Original Issue Price by the Class A Conversion Price in effect at the time of conversion. The “Class A Conversion Price” shall initially be equal to the Class A Original Issue Price. Such initial Class A Conversion Price, and the rate at which Class A Preferred Shares may be converted into Common Shares, shall be subject to adjustment as provided below.

(b)

Termination of Conversion Rights. In the event of a notice of redemption of any Class A Preferred Shares pursuant to Section 6, the Conversion Rights of the Class A Preferred Shares designated for redemption shall terminate at the close of business on the last full day preceding the Redemption Date fixed for such redemption, unless the Redemption Price in respect of the Class A Preferred Shares being redeemed is not fully paid on such Redemption Date, in which case the Conversion Rights for such shares not redeemed shall continue until such price is paid in full and such shares are redeemed. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable on such event to the Class A Holders.

(c)

Fractional Shares. No fractional Common Shares shall be issued upon conversion of the Class A Preferred Shares. In lieu of any fractional Common Shares to which the Class A Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a Common Share as determined in good faith by the Board. Whether or not fractional Common Shares would be issuable upon such conversion shall be determined on the basis of the total number of Class A Preferred Shares the Class A Holder is at the time converting into Common Shares and the aggregate number of Common Shares issuable upon such conversion.

(d)	Mechanics of Conversion.

(i)

Notice of Conversion. In order for a Class A Holder to voluntarily convert Class A Preferred Shares into Common Shares, such Class A Holder shall surrender the certificate or certificates for such Class A Preferred Shares (or, if such Class A Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class A Preferred Shares (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such Class A Holder elects to convert all or any number of the Class A Preferred Shares represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such Class A Holder’s name or the names of the nominees in which such Class A Holder wishes the certificate or certificates for Common Shares to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the Class A Holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the Common Shares issuable upon conversion of the Class A Preferred Shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such Class A Holder, or to his, her or its nominees, a certificate or certificates for the number of full Common Shares issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the Class A Preferred Shares represented by the surrendered certificate that were not converted into Common Shares, (ii) pay in cash such amount as provided in Subsection 5(c) in lieu of any fraction of a Common Share otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the Class A Preferred Shares converted.

(ii)

Reservation of Common Shares. The Corporation shall at all times when the Class A Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class A Preferred Shares, such number of its duly authorized Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class A Preferred Shares.

(iii)

Effect of Conversion. All Class A Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Class A Preferred Shares shall immediately cease and terminate at the Conversion Time, except only the right of the Class A Holders thereof to receive Common Shares in exchange therefor, to receive payment in lieu of any fraction of a Common Share otherwise issuable upon such conversion as provided in Subsection 5(c) and to receive payment of any dividends declared but unpaid thereon. Any Class A Preferred Shares so converted shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for Shareholder of Class A Holder action) as may be necessary to reduce the authorized number of Class A Preferred Shares accordingly.

(iv)

No Further Adjustment. Upon any such conversion, no adjustment to the Class A Conversion Price shall be made for any declared but unpaid dividends on the Class A Preferred Shares surrendered for conversion or on the Common Shares delivered upon conversion.

(e)	Adjustments to Class A Conversion Price.

(i)	Deemed Issuance of Additional Common Shares.

(1)

If the Corporation at any time or from time to time after the Class A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2)

If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Class A Conversion Price pursuant to the terms of Subsection 5(e)(ii), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Class A Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Class A Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Subsection 5(e)(i)(2) shall have the effect of increasing the Class A Conversion Price to an amount which exceeds the lower of (i) the Class A Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Class A Conversion Price that would have resulted from any issuances of Additional Common Shares (other than deemed issuances of Additional Common Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(3)

If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Class A Conversion Price pursuant to the terms of Subsection 5(e)(ii) (either because the consideration per share (determined pursuant to Subsection 5(e)(iii)) of the Additional Common Shares subject thereto was equal to or greater than the Class A Conversion Price then in effect, or because such Option or Convertible Security was issued before the

Class A Original Issue Date), are revised after the Class A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of Common Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Common Shares subject thereto (determined in the manner provided in Subsection 5(e)(i)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(4)

Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Class A Conversion Price pursuant to the terms of Subsection 5(e)(ii), the Class A Conversion Price shall be readjusted to such Class A Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(5)

If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Class A Conversion Price provided for in this Subsection 5(e)(i) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Subsection 5(e)(i)). If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Class A Conversion Price that would result under the terms of this Subsection 5(e)(i) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Class A Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(ii)

Adjustment Upon Issuance or Deemed Issuance of Additional Common Shares. In the event the Corporation shall at any time after the Class A Original Issue Date issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Subsection 5(e)(i)), without consideration or for a consideration per share less than the Class A Conversion Price in effect immediately prior to such issue, then the

Class A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Class A Conversion Price in effect immediately after such issue of Additional Common Shares;

“CPl” shall mean the Class A Conversion Price in effect immediately prior to such issue of Additional Common Shares;

“A” shall mean the number of Common Shares outstanding immediately prior to such issue of Additional Common Shares (treating for this purpose as outstanding all Common Shares issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Class A Preferred Shares) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of Common Shares that would have been issued if such Additional Common Shares had been issued at a price per share equal to CPl (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CPl); and

“C” shall mean the number of such Additional Common Shares issued in such transaction.

(iii)	Determination of Consideration. For purposes of this Subsection 5(e), the consideration received by the Corporation for the issue of any Additional Common Shares shall be computed as follows:

(1)	Cash and Property: Such consideration shall:

a.	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

b.	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

c.

in the event Additional Common Shares are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) of this Subsection 5(e), as determined in good faith by the Board.

2.	Options and Convertible Securities. The consideration per share received by the Corporation for Additional Common Shares deemed to have been issued pursuant to Subsection 5(e)(i), relating to Options and Convertible Securities, shall be determined by dividing:

a.

the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

b.

the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(iv)

Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Common Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Class A Conversion Price pursuant to the terms of Subsection 5(e)(ii), and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Class A Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(v)

Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Class A Original Issue Date effect a subdivision of the outstanding Common Shares, the Class A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Common Shares issuable on conversion of each Class A Preferred Share shall be increased in proportion to such increase in the aggregate number of Common Shares outstanding. If the Corporation shall at any time or from time to time after the Class A Original Issue Date combine the outstanding Common Shares, the Class A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of Common Shares issuable on conversion of each Class A Preferred Share shall be decreased in proportion to such decrease in the aggregate number of Common Shares outstanding. Any adjustment under this Subsection 5(e)(v) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(vi)	Adjustment for Certain Dividends and Distributions.

(1)

In the event the Corporation at any time or from time to time after the Class A Original Issue Date shall make or issue, or fix a record date for the determination of Shareholders entitled to receive, a dividend or other distribution payable on the Common Shares in additional Common Shares, then and in each such event the Class A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Class A Conversion Price then in effect by a fraction:

a.	the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

b.

the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.

(2)	Notwithstanding the foregoing:

a.

if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Class A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Class A Conversion Price shall be adjusted pursuant to this Subsection 5(e)(vi) as of the time of actual payment of such dividends or distributions; and

b.

no such adjustment shall be made if the Class A Holders simultaneously receive a dividend or other distribution of Common Shares in a number equal to the number of Common Shares as they would have received if all outstanding Class A Preferred Shares had been converted into Common Shares on the date of such event.

(vii)

Adjustment for Reclassification, Exchange and Substitution. Subject to the provisions of Subsection 3(b), if there shall occur any reorganization, recapitalization, reclassification, consolidation, amalgamation or arrangement involving the Corporation in which the Common Shares (but not the Class A Preferred Shares) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 5(e)(ii) or 5(e)(vi)), then, following any such reorganization, recapitalization, reclassification, consolidation, amalgamation or arrangement, each Class A Preferred Share shall thereafter be convertible in lieu of the Common Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Common Shares issuable upon conversion of one Class A Preferred Share immediately prior to such reorganization, recapitalization, reclassification, consolidation, amalgamation or arrangement would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the Class A Holders, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Class A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class A Preferred Shares.

(viii)

Adjustment for Cumulative EBITDA. Upon completion of the Corporation’s audit for its 2012 fiscal year, the Corporation’s auditors shall determine Cumulative EBITDA for the 2011 and 2012 fiscal years, and:

(1)	in the event that Cumulative EBITDA is $27,900,000 or less, the Class A Conversion Price then in effect shall be adjusted, effective as of the Class A Original Issue Date, to $1.74; or

(2)

in the event that Cumulative EBITDA is greater than $27,900,000 but less than $55,835,100, the Class A Conversion Price then in effect shall be adjusted, effective as of the Class A Issue Date, to the amount determined by the following formula:

y = 0.00000004516x + 0.48

where:

“y” shall mean the Class A Conversion Price, as so adjusted; and

“x” shall mean Cumulative EBITDA;

and, in either case, all Conversion Price Adjustment Events that may have occurred between the Class A Issuance Date and the Cumulative EBITDA Determination Date shall be reapplied to the Class A Conversion Price as so adjusted to determine the Class A Conversion Price in effect as of the Cumulative EBITDA Determination Date which shall thereafter apply subject to any further adjustments which may thereafter occur as a result of subsequent Conversion Price Adjustment Events.

For greater certainty, in the event that Cumulative EBITDA is $55,835,100 or greater, there shall be no adjustment to the Class A Conversion Price pursuant to this Subsection 5(e)(viii).

(ix)

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Class A Conversion Price pursuant to this Section 5 (each a “Conversion Price Adjustment Event”), the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Class A Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Class A Preferred Shares are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Class A Holder (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth:

(1)	the Class A Conversion Price then in effect, and

(2)	the number of Common Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Class A Preferred Shares.

(x)	Notice of Record Date. In the event:

(1)

the Corporation shall take a record of the Shareholders (or other capital stock or securities at the time issuable upon conversion of the Class A Preferred Shares) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(2)	of any capital reorganization of the Corporation, any reclassification of the Common Shares, or any Deemed Liquidation Event; or

(3)	of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the Class A Holders a notice specifying, as the case may be:

a.	the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or

b.

the effective date on which such reorganization, reclassification, consolidation, amalgamation, merger, arrangement, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the Shareholders of record (or such other capital stock or securities at the time issuable upon the conversion of the Class A Preferred Shares) shall be entitled to exchange their Common Shares (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, amalgamation, merger, arrangement, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Class A Preferred Shares and the Common Shares.

Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

6.	Mandatory Conversion

(a)

Mandatory Conversion Events. Upon (i) the closing of a Qualified Public Offering, or (ii) the receipt by the Corporation of a written request for the mandatory conversion of the Class A Preferred Shares from Class A Holders holding not less than 60% of the Class A Preferred Shares then outstanding, which request shall specify the effective time for such conversion (the time of such closing or effective time so specified, as applicable, is referred to herein as the “Mandatory Conversion Time”), all outstanding Class A Preferred Shares shall automatically be converted into Common Shares at the then effective conversion rate, and such Class A Preferred Shares may not be reissued by the Corporation.

(b)

Procedural Requirements. All Class A Holders of record shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such Class A Preferred Shares pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each Class A Holder shall surrender his, her or its certificate or certificates for all such Class A Preferred Shares (or, if such Class A Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the Class A Holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Class A Preferred Shares converted pursuant to Subsection 6(a), including the rights, if any, to receive notices and vote (other than as a Shareholder), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the Class A Holder or Class A Holders thereof to surrender the certificates at or prior to such time), except only the rights of the Class A Holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 6(b) . As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Class A Preferred Shares, the Corporation shall issue and deliver to such Class A Holder, or to his, her or its nominees, a certificate or certificates for the number of full Common Shares issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 5(c) in lieu of any fraction of a Common Share otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the Class A Preferred Shares converted. Such converted Class A Preferred Shares shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for Shareholder or Class A Holder approval) as may be necessary to reduce the authorized number of Class A Preferred Shares accordingly.

7.	Mandatory Redemption

(a)	Obligation to Redeem. If, on or before the seventh (7th) anniversary of the Class A Original Issue Date, one of the following events has not occurred:

(i)	a Qualified Public Offering;

(ii)	a Deemed Liquidation Event; or

(iii)	a liquidation, dissolution or winding up of the Corporation;

then, no later than one hundred and twenty (120) days following the seventh (7th) anniversary of the Class A Original Issue Date (the “Redemption Deadline”), provided that the Corporation receives a written request from Class A Holders holding not less than 60% of the Class A Preferred Shares then outstanding at least thirty (30) days prior to the Redemption Deadline, the Class A Preferred Shares shall be redeemed by the Corporation out of funds lawfully available therefor at a price per share (the “Redemption Price”) equal to the Class A Liquidation Preference Amount If the Corporation does not have sufficient funds legally available to redeem on any

Redemption Date all Class A Preferred Shares to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each Class A Holder’s Class A Preferred Shares out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the Class A Preferred Shares to be redeemed if the legally available funds were sufficient to redeem all such Class A Preferred Shares, and shall redeem the remaining Class A Preferred Shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If the aggregate Redemption Price required to redeem all Class A Preferred Shares pursuant to the foregoing provisions is not paid in full on or prior to the Redemption Deadline, all unpaid amounts thereof shall, from and after the Redemption Deadline, accrue interest at a rate of twelve percent (12%) per annum, such interest to be paid together with the Redemption Price required to be paid to redeem any remaining Class A Preferred Shares in accordance with the foregoing requirements of this Subsection 7(a).

(b)

Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each Class A Holder not less than ten (10) days prior to the Redemption Date. Each Redemption Notice shall state:

(i)	the number of Class A Preferred Shares held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)	the Redemption Date and the Redemption Price;

(iii)	the date upon which the Class A Holder’s right to convert such Class A Preferred Shares terminates (as determined in accordance with Subsection 5(b)); and

(iv)

that the Class A Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the Class A Preferred Shares to be redeemed.

(c)

Surrender of Certificates; Payment. On or before the Redemption Date, each Class A Holder, unless such Class A Holder has exercised its right to convert its Class A Preferred Shares as provided in Section 5, shall surrender the certificate or certificates representing such Class A Preferred Shares (or, if such Class A Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price (and any interest payable thereon pursuant to Subsection 7(a), if applicable), if applicable) for such Class A Preferred Shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the Class A Preferred Shares represented by a certificate are redeemed, a new certificate representing the unredeemed Class A Preferred Shares shall promptly be issued to such Class A Holder.

(d)

Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price (and any interest payable thereon pursuant to Subsection 7(a), if applicable) payable upon redemption of the Class A Preferred Shares to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the Class A Preferred Shares so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price (and any interest payable thereon pursuant to Subsection 7(a), if applicable) upon surrender of their certificate or certificates therefor.

8.	Restrictions and Limitations

(a)

In addition to any other rights provided by law, on or before December 31, 2012, so long as any Class A Preferred Shares are outstanding, the Corporation shall not, without the approval of Class A Holders holding not less than 60% of the outstanding Class A Preferred Shares (voting as a separate class), authorize or enter into any agreement with respect to a Deemed Liquidation Event if the implied valuation of the Corporation thereunder is less than $300 million based on the opinion of the Corporation’s financial advisors, acting reasonably and in good faith.

(b)

In addition to any other rights provided by law, so long as any Class A Preferred Shares are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of not less than 60% of the Class A Preferred Shares (voting as a separate class), amend, alter or repeal any provisions of the articles of the Corporation (as amended hereby) or the bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Class A Preferred Shares.

9.	Redeemed or Otherwise Acquired Class A Preferred Shares

Any Class A Preferred Shares that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Class A Holders following redemption.

10.	Waiver

Any of the rights, preferences and privileges of the Class A Preferred Shares set forth herein may be waived on behalf of all the Class A Holders by the affirmative vote of Class A Holders holding at least 60% of the Class A Preferred Shares then outstanding, and in the event of any such waiver all holders of Class A Preferred Shares shall be treated equally and on the same basis.

11.	Notices

Any notice required or permitted by the provisions hereof to be given to a Class A Holder may be sent in accordance with the applicable provisions of the ABCA.

12.	Ranking

The Common Shares shall rank junior to the Class A Preferred Shares and shall be subject to the rights, privileges, restrictions and conditions attaching to the Class A Preferred Shares.